Exhibit 99.1

F & M Bank Corp. Reports 1st Quarter 2014 Financial Results

TIMBERVILLE, VA--(Marketwired - Apr 22, 2014) - F & M Bank Corp. (OTCQB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the first quarter and its recently declared first quarter dividend.

Selected Financial Highlights:
	2014 Q1	2013 Q1	2013 Q4
Net Income (000's)	$1,183	$1,216	$1,184
Earnings per share	0.46	0.49	0.46
Net Interest Margin	4.16%	3.98%	4.07%
Allowance for loan losses	1.65%	1.77%	1.71%
Provision for loan losses (000's)	$750	$900	$750
Non-Performing Loans (000's)	$11,050	$11,685	$12,581
Equity to Assets	11.67%	8.86%	9.79%
Efficiency Ratio	60.91%	57.74%	61.89%

Dean Withers, President and CEO, commented, "First quarter earnings for 2014 total $1.183 million, which is virtually unchanged from fourth quarter 2013 and down slightly from the first quarter 2013. We're very pleased that our first quarter earnings are at these levels considering the significant slowdown in mortgage banking activities. Our core earnings continue to benefit from improving net interest margin, which increased to 4.16% in the first quarter." Withers continued, "As previously announced on March 21st we completed a $12 million capital raise that has significantly increased our capital ratios and better positions us to take advantage of growth opportunities within our various markets."

Withers stated, "Non-performing loans at $11.05 million decreased $1.53 million compared to year end 2013 and $.63 million compared to the first quarter 2013. We continue to see progress in our workout plans with several borrowers and we are on pace to meet our 2014 goals for improvement in both our non-performing and criticized asset ratios." Withers continued, "On April 17, 2014, our Board of Directors declared a first quarter dividend of $0.17 per share. Based on our most recent trade price of $18.65 per share, this dividend constitutes a 3.65% yield on an annualized basis. The dividend will be paid on May 12, 2014, to shareholders of record as of April 30, 2014." Highlights of the company's financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank's nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling (540) 896-8941.

This press release may contain "forward-looking statements" as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE: F & M Bank Corp.

F & M Bank Corp. Financial Highlights
	For Three Months Ended March 31
INCOME STATEMENT	Unaudited 2014	Unaudited 2013
Interest and Dividend Income	$6,290,763	$6,599,082
Interest Expense	950,231	1,278,129
Net Interest Income	5,340,532	5,320,953
Non-Interest Income	775,960	894,754
Provision for Loan Losses	750,000	900,000
Other Non-Interest Expenses	3,738,198	3,603,453
Income Before Income Taxes & Securities Transactions	1,628,294	1,712,254
Securities Gains (Losses)
Provision For Income Taxes	475,524	468,292
Less Minority Interest income (loss)	(29,951)	28,386
Net Income	$1,182,721	$1,215,576
Average Shares Outstanding	2,598,639	2,500,473
Net Income Per Common Share	.46	.49
Dividends Declared	.17	.17

BALANCE SHEET	Unaudited March 31, 2014	Unaudited March 31, 2013
Cash and Due From Banks	$7,188,824	$5,845,092
Interest Bearing Bank Deposits	842,033	978,396
Federal Funds Sold	27,988,000	27,244,000
Loans Held for Sale	5,577,806	21,130,211
Loans Held for Investment	486,327,054	465,742,100
Less Allowance for Loan Losses	(8,009,279)	(8,259,185)
Net Loans Held for Investment	478,317,775	457,482,915
Securities	19,391,046	19,090,090
Other Assets	33,838,105	34,723,397
Total Assets	$573,143,589	$566,494,101

Deposits	$471,543,989	$458,979,703
Short Term Debt	3,696,874	3,172,055
Long Term Debt	11,500,000	32,285,714
Subordinated Debt	10,191,000	10,191,000
Other Liabilities	9,343,704	11,701,655
Total Liabilities	506,275,567	516,330,127
Stockholders' Equity	66,868,022	50,163,974
Total Liabilities and Stockholders' Equity	$573,143,589	$566,494,101
Book Value Per Common Share	$20.34	$20.06

CONTACT:
Neil Hayslett
EVP/CFO
Farmers & Merchants Bank
540-896-8941
NHayslett@FMBankVA.com